Exhibit 99.1

For further information, contact Jack B. Lay Senior Executive Vice President and Chief Financial Officer (636) 736-7000
FOR IMMEDIATE RELEASE
REINSURANCE GROUP OF AMERICA APPROVES PROPOSAL FOR
CONVERSION OF CLASS B COMMON STOCK INTO SINGLE CLASS OF
COMMON STOCK
     ST. LOUIS, October 6, 2008 — Reinsurance Group of America, Incorporated (“RGA”, NYSE:RGA.A and RGA.B) today announced that its Board of Directors has authorized and will recommend that the holders of class A common stock and class B common stock approve a proposal to convert class B common stock into class A common stock on a one-for-one basis, pursuant to the existing conversion terms contained in RGA’s articles of incorporation. The conversion proposal will require the affirmative vote of the holders of a majority of class A common stock and the holders of a majority of class B common stock, represented in person or by proxy at a special meeting of RGA shareholders.
     The Board of Directors has established a record date of October 17, 2008 and scheduled the special meeting of shareholders on November 25, 2008, subject to completion of the Securities and Exchange Commission review process.
Additional Information
     Shareholders are urged to read the proxy statement regarding the proposed transaction when it becomes available, because it will contain important information. Shareholders will be able to obtain a free copy of the proxy statement (when available), as well as other filings containing information about the Company, without charge, at the SEC’s internet site (http://www.sec.gov). Copies of the proxy statement and any filings with the SEC that will be incorporated by reference in the proxy statement can also be obtained, without charge, by directing a request to RGA, Investor Relations, by phone to (636) 736-7243, in writing to Mr. John Hayden, Vice President-Investor Relations, Reinsurance Group of America, Incorporated, 1370 Timberlake Manor Parkway, Chesterfield, Missouri, 63017, or by email to investrelations@rgare.com.
     The directors and executive officers of the Company and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding the Company’s directors and executive officers is available in the proxy statement/prospectus dated August 4, 2008 for its special meeting of shareholders held on September 5, 2008, which was filed with the SEC on August 4, 2008. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained the proxy statement and other relevant materials to be filed with the SEC when they become available.
About RGA
     RGA, through its various operating subsidiaries, is among the largest global providers of life reinsurance. RGA has subsidiary companies or offices in Australia, Barbados, Bermuda, Canada, China, France, Germany, Hong Kong, India, Ireland, Italy, Japan, Mexico, Poland, South Africa, South Korea, Spain, Taiwan, the United Kingdom, and the United States. Worldwide, RGA has approximately $2.2 trillion of life reinsurance in force, and assets of $22.4 billion.
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